Mail Stop 3561

      							August 30, 2005

Via U.S. Mail and Fax (1-858-279-1799)
Mr. Todd M. Pitcher
Interim Chief Financial Officer
Superclick, Inc.
5001 LBJ Freeway
Suite 700 PMB 173
Dallas, TX  75244

	RE:	Superclick, Inc.
      Form 10-KSB for the fiscal year ended October 31, 2004
Forms 10-QSB for the Fiscal Quarters Ended January 31, 2005 and
April
30, 2005
      File No. 333-31238

Dear Mr. Pitcher:

We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.

							Sincerely,



							Larry Spirgel
							Assistant Director


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Mr. Todd M. Pitcher
Superclick, Inc.
July 27, 2005
Page 3



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE